Exhibit 4.4

                                 LOAN AGREEMENT

                                      AMONG

               THE CIT GROUP/EQUIPMENT FINANCING, INC., AS AGENT,


                    THE CIT GROUP/EQUIPMENT FINANCING, INC.,

                                       AND

                      THE FROST NATIONAL BANK, AS LENDERS,


                 PRIDE PETROLEUM SERVICES, INC., PRIDE PETROLEUM
                 SERVICES OF LOUISIANA, INC. AND PRIDE PETROLEUM
                   SERVICES OF CALIFORNIA, INC., AS BORROWERS




                           DATED AS OF APRIL 30, 1996


                                TABLE OF CONTENTS



         ARTICLE I..........................................................  5

         The Loan...........................................................  5
                  Section 1.01 AMOUNT.......................................  5
                  Section 1.02 MANNER OF DRAWDOWN...........................  5
                  Section 1.03 REPAYMENT....................................  6
                  Section 1.04 INTEREST.....................................  6
                  Section 1.05 PAYMENTS.....................................  8
                  Section 1.06 PREPAYMENT...................................  9
                  Section 1.07 SECURITY..................................... 11
                  Section 1.08 COMMITMENT FEE............................... 11

         ARTICLE II......................................................... 11

         Conditions Precedent............................................... 11
                  Section 2.01 CONDITIONS PRECEDENT......................... 11
                  Section 2.02 WAIVER OF CONDITIONS PRECEDENT............... 13

         ARTICLE III........................................................ 13

         Representations, Warranties and Covenants.......................... 13
                  Section 3.01 REPRESENTATIONS OF THE BORROWERS............. 13
                  Section 3.02 COVENANTS OF THE BORROWERS................... 16

         ARTICLE IV......................................................... 22

         Events of Default.................................................. 22

         ARTICLE V.......................................................... 24

         Agent and Lenders.................................................. 24
                  Section 5.01 OBLIGATIONS SEVERAL.......................... 24
                  Section 5.02 APPOINTMENT AND DUTIES OF AGENT.............. 24
                  Section 5.03 DISCRETION AND LIABILITY OF AGENT............ 25
                  Section 5.04 EVENT OF DEFAULT............................. 25
                  Section 5.05 CONSULTATION................................. 25
                  Section 5.06 COMMUNICATIONS TO AND FROM AGENT............. 26
                  Section 5.07 LIMITATIONS OF AGENCY........................ 26
                  Section 5.08 NO REPRESENTATIONS OR WARRANTY............... 26
                  Section 5.09 LENDER CREDIT DECISION....................... 26

                                       (i)

                  Section 5.10 INDEMNITY.................................... 27
                  Section 5.11 RESIGNATION.................................. 27
                  Section 5.12 DISTRIBUTION................................. 27

         ARTICLE VI......................................................... 27

         Miscellaneous...................................................... 27
                  Section 6.01 NOTICES...................................... 27
                  Section 6.02 AGENT FOR BORROWERS.......................... 29
                  Section 6.03 NO WAIVER.................................... 29
                  Section 6.04 APPLICABLE LAW AND JURISDICTION.............. 29
                  Section 6.05 SEVERABILITY................................. 30
                  Section 6.06 AMENDMENT.................................... 30
                  Section 6.07 ASSIGNMENT AND PARTICIPATION................. 30
                  Section 6.08 COSTS, EXPENSES AND TAXES.................... 30
                  Section 6.09 MINIMUM VALUE, EVALUATION AND
                    ADDITIONAL SECURITY..................................... 31
                  Section 6.10 COUNTERPARTS................................. 32
                  Section 6.11 SECTION HEADINGS............................. 32
                  Section 6.12 ENTIRE AGREEMENT............................. 32

         Schedule 1        LENDER COMMITMENTS............................... 35
                           ------------------

         Schedule 2        DESCRIPTION OF RIGS.............................. 36
                           -------------------

         Exhibit A         PROMISSORY NOTE..................................A-1

         Exhibit B         SECURITY AGREEMENT  .............................B-1

         Exhibit C         NOTICE OF DRAWING ...............................C-1

         Exhibit D         UTILIZATION REPORT ..............................D-1

                                      (ii)

         THIS LOAN AGREEMENT dated as of April 30, 1996 among PRIDE PETROLEUM SERVICES, INC., a Louisiana corporation ("PPSI"), PRIDE PETROLEUM SERVICES OF LOUISIANA, INC., a Texas corporation ("PPSL"), PRIDE PETROLEUM SERVICES OF CALIFORNIA, INC. ("PPSC"), a Texas corporation (individually, a "Borrower" and collectively, the "Borrowers"), THE CIT GROUP/EQUIPMENT FINANCING, INC., a New York corporation, as Agent for the Lenders named herein (the "Agent"), THE CIT GROUP/EQUIPMENT FINANCING, INC., a New York corporation (with its successors and assigns "CIT") and THE FROST NATIONAL BANK, a national banking association (with its successors and assigns "Frost") (CIT and Frost, collectively the "Lenders"). Capitalized terms used herein and not otherwise defined herein are used with the meanings ascribed thereto in the Definitions Section of this Agreement.

                                R E C I T A L S:

         1. The Borrowers are the owners of the land workover rigs described in
Schedule 2 attached hereto (each a "Rig" and collectively, the "Rigs").

         2. The Borrowers have requested a loan from the Lenders in the principal amount of up to Thirty-five Million United States Dollars (USD 35,000,000) (as more specifically described in Section 1.01 hereof, the "Loan") in order to (i) partially fund the acquisition by PPSI of Quitral-Co. S.A.I.C. and (ii) refinance all amounts outstanding under the Loan and Security Agreement dated as of May 5, 1995 between PPSI and The CIT Group/Equipment Financing, Inc. (the "1995 Loan Agreement"), all upon the terms and conditions contained herein and in the Notes.

         3. The Loan shall be evidenced by the secured promissory notes made by the Borrowers to the Lenders (the "Notes") substantially in the form of Exhibit A annexed hereto and made a part hereof.

         4. In order to secure their obligations hereunder and under the Notes, the Borrowers have agreed to grant to the Agent a first priority security interest in all of their right, title and interest in the Rigs.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                   DEFINITIONS

         The following terms shall have the following meanings for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms herein defined.

         "Agreement", "this Agreement", "herein", "hereunder" or other like words mean this Loan Agreement as originally executed or as modified, amended or supplemented from time to time pursuant to the provisions hereof.

         "Business Day" means a day other than a Saturday or a Sunday or a day on which commercial banks are authorized to be closed in the State of New York or the State of Texas.

         "Cash Flow Coverage Ratio" means (i) the sum of PPSI's consolidated net income plus depreciation and amortization, less dividends paid and extraordinary items of income and loss (as determined in accordance with generally accepted United States accounting principles) divided by (ii) the sum of the current portion of long term debt and capitalized lease obligations as of the last day of the fiscal quarter ending on such date. At the time of the first instance in which the Cash Flow Coverage Ratio is measured the determination of (i) above shall only be with reference to the six month period commencing April 1, 1996 and ending September 30, 1996 on an annualized basis. Further, at the time of the second instance in which the Cash Flow Coverage Ratio is measured, the determination of (i) above shall only with reference to the nine month period commencing April 1, 1996 and ending December 31, 1996 on an annualized basis. Thereafter, the determination of (i) above shall be with reference to the preceding four fiscal quarters.

         "CIT Treasury Rate" means the interpolated rate per annum for a U.S. Treasury security with a maturity equal to the average life of the remaining term of the Loan at the time the Borrowers elect to use the Fixed Rate. The CIT Treasury Rate will be determined at the close of business on the third Business Day after the Borrowers elect to use the Fixed Rate based on the yields to maturity for U.S. Treasury securities reported on page 5 ("U.S. Treasury and Money Markets") of the information ordinarily provided by Telerate Systems Incorporated.

         "Closing Date" has the meaning set forth in Section 1.02(b) of this Agreement.

         "Collateral Value" has the meaning set forth in Section 1.06(a)(ii).

         "Commitments" means a maximum of USD 35,000,000 and "Commitment" means each Lender's portion of the Commitments as indicated on Schedule 1 to this Agreement.

         "Dollars" or "USD" means lawful currency of the United States of America.

         "Event of Default" has the meaning set forth in Article IV of this Agreement.

         "Excluded Income Taxes" has the meaning set forth in Section 1.05(a) of this Agreement.

         "Fair Market Value" has the meaning set forth in Section 1.06(a)(iii) of this Agreement.

         "Fixed Rate" means as to CIT the lesser of (i) the Maximum Rate or (ii) the CIT Treasury Rate plus 2.75% and as to Frost the lesser of (i) the Maximum Rate or (ii) the Frost Treasury Rate plus 2.75%.

         "Floating Rate" means the lesser of (i) the Maximum Rate or (ii) the Prime Rate plus .50% as adjusted monthly.

         "Frost Treasury Rate" means the interpolated rate per annum for a U.S. Treasury security with a maturity equal to the average life of the remaining term of the Loan at the time the Borrowers elect to use the Fixed Rate. The Frost Treasury Rate will be determined at 10:00 a.m. Houston time one (1) Business Day after the Borrower's elect to use the Fixed Rate based on the yields to maturity for U.S. Treasury securities reported on the USD screen on Bloomberg Financial Markets System.

         "Governmental Agencies" means any government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission having jurisdiction over the Borrowers or their properties (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.

         "Hazardous Substances" means petroleum and used oil, or any other pollutant or contaminant, hazardous, dangerous or toxic waste, substance or material as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, ET SEQ. (hereinafter called "CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901, ET SEQ. (hereinafter called "RCRA"); the Toxic Substances Control Act, as amended, 15 U.S.C. Sec. 2601, ET SEQ. (hereinafter called "TSCA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1801, ET SEQ. (hereinafter called "HMTA"); the Oil Pollution Act of 1990, Pub.L. No. 101-380, 104 Stat. 484 (1990) (hereinafter called "OPA"); or any other statute, law, ordinance, code or regulation of any Governmental Agency relating to or imposing liability or standards of conduct concerning the use, production, generation, treatment, storage, recycling, handling, transportation, release, threatened release or disposal of any hazardous, dangerous or toxic waste, substance or material, currently in effect or at any time hereafter adopted.

         "Interest Period" means each respective and successive monthly period commencing on the Closing Date or the Payment Date in respect of the immediately preceding Interest Period as the case may be, provided, however, that no Interest Period shall commence on, or extend past, the Maturity Date.

         "Interest Rate" has the meaning set forth in Section 1.04(b) of this Agreement.

         "Limited Recourse Debt" means (a) the MNS Venezuela Lake Maracaibo Barge Financings; or (b) any other liability of the Borrowers approved by the Lenders for classification as Limited Recourse Debt. The Lenders agree that they will promptly review any proposed financing submitted by the Borrowers for purposes of classifying such proposed financing as Limited Recourse Debt. The approval of the Lenders shall not be unreasonably withheld if such proposed financing is substantially similar to the MNS Venezuela Lake Maracaibo Barge Financings.

         "Loan" has the meaning set forth in Section 1.01 of this Agreement.

         "Loan Documents" means the Notes, this Loan Agreement and the Security Agreement and any other documents required by them.

         "Material Adverse Effect" means to affect in a material manner the financial condition, operations or business of the Borrowers, taken as a whole.

         "Maturity Date" means April 30, 2002.

         "Maximum Rate" means the maximum rate of nonusurious interest permitted from day to day by applicable law, including as to Article 5069-1.04, Vernon's Texas Civil Statutes (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "indicated rate ceiling" and calculated after taking into account any and all relevant fees, payments, and other charges in respect of the Loan which are deemed to be interest under applicable law.

         "MNS Venezuelan Lake Maracaibo Barge Financings" shall mean the financings by Perforaciones Western, C.A., a wholly-owned subsidiary of PPSI, of the drill barges PRIDE I and PRIDE II, evidenced by the contracts dated November 30, 1994 and December 27, 1994, respectively.

         "Notes" has the meaning set forth in paragraph 3 of the Recitals of this Agreement.

         "Notice of Drawing" means the notice of drawing given by the Borrowers pursuant to Section 1.02 substantially in the form of Exhibit C attached hereto.

         "Payment Date" means the last day of each month.

         "Prime Rate" means with respect to any Interest Period, the rate publicly announced in New York, New York from time to time as the prime rate of The Chase Manhattan Bank, N.A. (or any successor thereof) ("Chase Bank"). The Prime Rate shall be determined by the Lenders at the close of business on the last day of each month. The Prime Rate is not intended to be the lowest rate of interest charged by Chase Bank in connection with extensions of credit to any debtor.

         "Responsible Officer" means, as to the Borrowers, PPSI's chief executive officer, chief financial officer or any other officer having principal responsibility for the financial affairs of such company.

         "Security Agreement" means the agreement between the Agent and the Borrowers creating a security interest in favor of the Agent in the Rigs and related equipment substantially in the form of Exhibit B hereto.

         "Special Maracaibo Financings" means financings incurred by the Borrowers after the date of this Agreement which do not, in the aggregate, exceed USD 20,000,000.00 which are similar to the MNS Lake Maracaibo Barge financings and which are not classified by the Lenders as Limited Recourse Debt.

         "Tangible Net Worth" means, at a particular date, the sum of PPSI's consolidated shareholders' equity as defined by generally accepted United States accounting principles plus convertible subordinated debt less the amount of intangible assets and any obligations due from employees, shareholders or affiliates.

         "Taxes" has the meaning set forth in Section 1.05(a) of this Agreement.

         "Total Liabilities" means indebtedness of the Borrowers which would in accordance with generally accepted United States accounting principles be classified as current and long term liabilities of a corporation conducting a business the same as or similar to the Borrowers; provided however, that all deferred charges shall be taken into account but Limited Recourse Debt, Special Maracaibo Financings and convertible subordinated debt shall be excluded.

         "Total Loss" has the meaning set forth in Section 1.06(a) of this Agreement.



                                    ARTICLE I

                                    The Loan

         Section 1.01 AMOUNT. Subject to the terms and conditions of Section
2.01 of this Agreement, the Lenders agree to make the Loan to the Borrowers in an aggregate principal amount equal to the lesser of (1) 70% of the Collateral Value determined in accordance with Section 1.06(a)(ii) and as substantiated by the appraisal to be delivered to the Agent pursuant to Section 2.01(j) hereof and (2) USD 35,000,000 (the "Loan"). Each of the Borrowers shall be jointly and severally liable for repayment of the Loan, all interest thereon and all costs, fees and expenses due and payable under this Agreement and the Notes.

         Section 1.02 MANNER OF DRAWDOWN.

         (a) Each Lender agrees to make its share of the Loan to the Borrowers on any Business Day in an aggregate amount not to exceed the amount of the Loan available to the Borrowers referred to in Section 1.01 hereof.

         (b) The Borrowers shall make a request for the Loan by sending to the Agent a written Notice of Drawing not later than 11:00 a.m., Houston Time, one
(1) Business Day prior to the date the Loan is requested setting forth the date the Loan is requested, the amount of the requested Loan, and the bank account or accounts to which the Loan is to be remitted. The Notice of Drawing shall be received by the Agent no later than one (1) Business Day immediately preceding the Closing Date. The Notice of Drawing shall be irrevocable. As used in this Agreement, the term "Closing Date" shall mean any Business Day occurring on or prior to June 30, 1996 which shall be the day on which the Loan is made as designated by the Borrowers in their Notice of Drawing.

         Section 1.03 REPAYMENT.

         (a) The Borrowers shall repay the principal amount of the Notes in seventy-two (72) consecutive equal monthly payments of USD 486,111.11 each divided between the Notes pursuant to the percentages referred to in Schedule 1 attached hereto, each such installment to be paid by the Borrowers to the Lenders on a Payment Date commencing May 31, 1996 and ending on the Maturity Date, PROVIDED, HOWEVER, that the final installment shall be sufficient to pay all accrued and unpaid interest, unpaid principal and unpaid premium, outstanding under this Agreement and the Notes.

         (b) The Loan shall be evidenced by and repayable in accordance with the terms hereof and of the Notes.

         Section 1.04 INTEREST.

         (a) The Borrowers shall pay interest, in arrears, on the unpaid principal amount of the Loan from the Closing Date until the principal amount of the Loan is paid in full on each Payment Date at a rate of interest per annum (computed on the basis of a 365-day year and actual days elapsed) at the Floating Rate or the Fixed Rate, as provided below, PROVIDED, HOWEVER, that all interest accrued on the Loan and unpaid on the Maturity Date shall be paid on the Maturity Date.

         (b) The Borrowers may elect to pay interest on the Loan at either the Floating Rate or the Fixed Rate on the following terms:

         (i) If no election is received by the Agent, the Borrowers shall pay interest on the Loan at the Floating Rate.

                  (ii) Any election by the Borrowers to pay interest at the Fixed Rate must be made by written notice, in the case of CIT three (3) Business Days in advance, and in the case of Frost, by 11:00 a.m. Houston time, one (1) Business Day in advance.

                  (iii) Any election by the Borrowers to pay interest at the Fixed Rate shall be irrevocable and shall be effective for the remaining term of the Loan.

                  (iv) The Fixed Rate shall be evidenced by letter agreement sent by the Lender to the Borrowers within three (3) Business Days after the Borrowers' notice to such Lender of its election to pay interest at the Fixed Rate.

         (c) Any amount of principal or any other amount due hereunder which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two percent (2%) above the Fixed Rate or the Floating Rate, whichever is then in effect.

         (d) In no event shall any interest rate provided for in this Agreement or the Notes exceed the Maximum Rate. It is the intention of the parties hereto to strictly comply with applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Agreement, in the Notes, or in the other Loan Documents, in no event shall this Agreement, the Notes, or the other Loan Documents be construed to charge, contract for or require the payment or permit the collection of interest in excess of the Maximum Rate. If any such excess interest is contracted for, charged or received under this Agreement, the Notes or the other Loan Documents, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received on the principal balance shall exceed the Maximum Rate, then in such event (i) the provisions of this Section 1.04(d) shall govern and control, (ii) neither the Borrowers nor any other person or entity now or hereafter liable for the payment thereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Rate, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to the Borrowers, at the option of the Lenders, and (iv) the effective rate or interest shall be automatically reduced to the Maximum Rate. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Agreement, the Notes and the other Loan Documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Borrowers or otherwise by the Lenders in connection with such indebtedness; PROVIDED, HOWEVER, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Lenders to receive a greater simple interest per annum rate than is presently allowed, the Borrowers agree that, on the effective date of such amendment or preemption as the case may be, the Maximum Rate shall be increased to the maximum simple interest per annum rate allowed by the higher of the amended state law or the law of the United States of America.

         Section 1.05 PAYMENTS.

         (a) The payment obligations of the Borrowers under the Notes and all other amounts payable under this Agreement to the Lenders shall be paid to the Lenders at the addresses set forth for the Lenders in Section 6.01 of this Agreement or at such other place as the Lenders may designate (not less than three (3) Business Days prior to the due date therefor), not later than the close of business on the due date thereof, in lawful money of the United States. All payments shall be made (i) without set-off, counterclaim or condition and
(ii) free and clear of, and without deduction for or on account of, any present or future taxes, levies, duties, imposts, charges, fees, deductions or withholdings of any nature ("Taxes"), unless the Borrowers are required by law or regulation to make payment subject to any Taxes. In the event that the Borrowers are required by law or regulation to make any deduction or withholding on account of any Taxes from any payment due under this Agreement, then: (x) the Borrowers shall notify the Lenders promptly as soon as they become aware of such requirement and shall remit promptly the amount of such Taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto; and (y) such payment shall be increased by such amount as may be necessary to ensure that the Lenders receive a net amount, free and clear of all Taxes, equal to the full amount which the Lenders would have received had such payment not been subject to such Taxes (other than Excluded Income Taxes as such term is defined below). Notwithstanding the foregoing, the Borrowers shall not be liable for, or required to pay, any Taxes which are overall income or franchise taxes imposed at any time on either Lender in the United States of America or any state or local government or taxing authority in any state in which the Lender conducts business ("Excluded Income Taxes"). Each such payment or reimbursement by the Borrowers shall be net of any credit or the value of any deduction received by the Lenders thereon to the extent that the same can be determined by the Lenders (as certified by the effected Lender to the Borrowers, such certificate to be conclusive absent manifest error). The Borrowers shall indemnify the Lenders against any liability of the Lenders in respect of such Taxes and shall supply copies of applicable tax receipts.

         (b) If any payment to be made by the Borrowers shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

         (c) Each payment to be made on a Payment Date and all prepayments and other payments shall be applied first to the payment of accrued and unpaid interest on the Notes, then to the payment of all other amounts due under this Agreement and the other Loan Document, and the balance shall be applied to the payment of principal due under the Notes.

         (d) The Borrowers shall indemnify the Agent and the Lenders on demand against all costs, expenses, liabilities and losses (including funding losses but excluding loss of profit) sustained or incurred by the Agent and the Lenders as a result of or in connection with: (a) the occurrence and/or continuance of any Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute an Event of Default); and/or (b) any judgment or order which relates to any sum due hereunder being expressed in a currency other than the currency expressed to be due hereunder and as a result of a variation in rates of exchange between the rate at which such amount is converted into such other currency for the purposes of such judgment or order and the rate prevailing on the date of actual payment of such amount pursuant thereto; and/or (c) any postponement of the Closing Date occurring after the Notice of Drawing is received by the Agent because of one or more of the conditions precedent set forth in Article II shall not have been satisfied or waived; and/or (d) any payment of principal of or interest on the Notes made on a date which is not a Payment Date. The above indemnities are separate and independent obligations of the Borrowers and apply irrespective of any indulgence granted by the Agent or the Lenders.

         Section 1.06 PREPAYMENT.

         (a)      MANDATORY PREPAYMENT.

                  (i) TOTAL LOSS. If there shall have occurred a Total Loss as herein defined, on the earlier of (x) three (3) Business Days after the insurance proceeds are received by the owner of the lost Rig or Rigs or
         (y) seventy five (75) days after the date of occurrence of the Total Loss, unless the Borrowers shall have replaced the lost Rig with a Rig of equal or greater Fair Market Value during such period, the Borrowers shall (A) prepay the outstanding principal balance under the Notes in an amount equal to the outstanding principal amount of the Loan on the date of prepayment (without counting any amount being prepaid on such date), multiplied by a fraction, the numerator of which is Fair Market Value of the lost Rig as determined under Section 1.06(a)(iii) and the denominator of which is the Collateral Value most recently determined under Section 1.06(a)(ii) (including the lost Rig), and (B) pay accrued interest thereon to the date of such prepayment together with any other amount due hereunder or under any Loan Document. The Lenders shall apply payments received pursuant to this Section 1.06(a)(i) in accordance with Section 1.05(c) hereof except that all prepayments shall be applied to remaining installments of the Loan in inverse order of maturity. No prepayment premium shall be payable with respect to any Mandatory Prepayments made by the Borrowers pursuant to this Section 1.06(a)(i). "Total Loss" means in respect of a Rig (i) actual or constructive or compromised total loss of such Rig; or (ii) requisition for title or other compulsory acquisition of such Rig otherwise than by reduction for rental; or (iii) seizure, attachment, detention or confiscation of such Rig by any government or by persons acting or purporting to act on behalf of any government unless such Rig is released from such seizure, attachment, detention or confiscation within thirty (30) days of the occurrence thereof. A Total Loss shall be deemed to have occurred (a) in the event of an actual total loss of a Rig, on the date of such loss, (b) in the event of damage to a Rig which results in a constructive or compromised total loss of such Rig, on the date of the occurrence of the event giving rise to such damage, or (c) in the case of any event referred to in clauses (ii) or (iii) above, on the date of the occurrence of such event. In the event of any Total Loss or requisition of a Rig, the Borrowers shall give written or telefax notice to the

         Agent not later than ten (10) days after a Responsible Officer of the Borrowers has actual knowledge of such occurrence.

                  (ii) COLLATERAL VALUE. On or before the Closing Date and as provided in Section 6.09 below, the Lenders shall arrange to have the Fair Market Value of each of the Rigs determined at the Borrowers' expense by an independent drilling rig brokering firm or asset appraisal firm selected by the Agent. Each such valuation shall be based on the Fair Market Value of each Rig. The aggregate of the most recent valuations of all Rigs is hereinafter referred to as the "Collateral Value".

                  (iii) FAIR MARKET VALUE. The "Fair Market Value" of any Rig shall be the value determined by the independent drilling rig brokering firm or asset appraisal firm chosen by the Agent in accordance with clause (ii) above on the basis of an arm's-length purchase by a willing buyer from a willing seller and without consideration of any drilling contract, or other rig employment contract. The drilling rig brokering firm's or asset appraisal firm's valuation shall be made without physical inspection, unless otherwise required by the Agent.

         (b) VOLUNTARY PREPAYMENT WHEN FLOATING RATE IS IN EFFECT. When the Floating Rate is in effect, the Borrowers may prepay, in full or in part in amounts of not less than USD 500,000, their indebtedness under the Notes on any Payment Date following the eighteenth (18th) Payment Date by giving the Agent irrevocable written notice at least thirty (30) days prior to such prepayment. Prepayments under this Section 1.06(b) prior to the third anniversary of the Closing Date shall be subject to a premium in an amount equal to one percent (1%) of the aggregate principal amount prepaid.

         (c) VOLUNTARY PREPAYMENT WHEN FIXED RATE IS IN EFFECT. When the Fixed Rate is in effect, the Borrowers may prepay in full or in part in amounts of not less than USD 500,000 amounts outstanding under the Loan on any Payment Date following the thirty-sixth (36th) Payment Date by giving the Agent irrevocable written notice thirty (30) Business Days prior to such prepayment. Prepayments under this Section 1.06(c) shall be subject to a premium in an amount equal to three percent (3%) of the aggregate amount prepaid on the thirty-seventh (37th) Payment Date and declining monthly on a straight line basis for the remainder of the term of the Loan.

         (d) APPLICATION OF PREPAYMENTS. The Lenders shall apply payments received pursuant to Section 1.06(b) and Section 1.06(c) in accordance with
Section 1.05(c) hereof except that all prepayments shall be applied to remaining installments of the Loan in inverse order of maturity.

         (e) PRO RATA APPLICATION. All payments received pursuant to this
Section 1.06 shall be applied pro rata to the Notes.

         Section 1.07 SECURITY. All amounts due hereunder and under the Notes shall be secured by the Security Agreement substantially in the form of Exhibit B attached hereto.

         Section 1.08 COMMITMENT FEE. The Borrowers shall pay to the Lenders on or before the Closing Date commitment fees as follows:

         (a) USD 100,000.00 to CIT, USD 50,000.00 of which, less the costs, expenses, liabilities and losses described in Sections 1.05(d) and 6.08 hereof incurred by such Lender and the Agent, shall be refunded to the Borrowers in the event the acquisition referred to in Recital 2 of this Agreement shall not be completed; and

         (b) USD 50,000.00 to Frost, USD 25,000.00 of which, less the costs, expenses, liabilities and losses described in Sections 1.05(d) and 6.08 hereof incurred by such Lender, shall be refunded to the Borrowers in the event the acquisition referred to in Recital 2 of this Agreement shall not be completed.

         Section 1.09 RELOCATION OR REMOVAL FROM SERVICE. Notwithstanding anything else contained in this Agreement (other than the provisions of Section 6.09) or any other Loan Document, the Borrowers shall have the right, if no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred or be continuing, upon prior written notice to the Agent to relocate out of the United States or to remove from service up to USD 1,500,000.00 in Fair Market Value of Rigs in any calendar year. Such relocation or removal from service shall not be considered a Total Loss of such Rigs under Section 1.06(a)(i) above. If requested in writing by the Borrowers, the Agent shall execute and deliver to the Borrowers for filing any releases or other termination documents prepared by the Borrowers releasing such relocated or removed Rigs from the security interest created by the Security Agreement.


                                   ARTICLE II

                              Conditions Precedent

         Section 2.01 CONDITIONS PRECEDENT. The Agent's and the Lenders' execution and delivery of this Agreement and the making of the Loan by the Lenders is subject to the following conditions having been satisfied on or prior to the Closing Date:

         (a) Each of this Agreement and the other Loan Documents shall have been duly authorized and executed with original counterparts thereof delivered to the Agent.

         (b) The Borrowers shall have delivered to the Agent evidence of good standing, certificates of incumbency and duly certified resolutions of their Boards of Directors and all such other corporate documentation authorizing them to enter into the transactions contemplated by this Agreement and the other Loan Documents.

         (c) The Lenders shall have received opinions from Bracewell & Patterson, L.L.P., counsel to the Borrowers and an opinion of their special counsel, Gardere Wynne Sewell & Riggs, L.L.P., each in form and substance satisfactory to the Lenders.

         (d) The representations and warranties contained in Article III of this Agreement and in each other Loan Document shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and no Event of Default specified in Article IV hereof and no event which, with the lapse of time or the notice and lapse of time specified in Article IV hereof, would become such an Event of Default, shall have occurred and be continuing or shall have occurred at the completion of the making of the Loan, and the Agent shall have received satisfactory certificates signed by a Responsible Officer of the Borrowers, as to this condition.

         (e) There shall have been no material adverse change in the business, financial condition or operations of the Borrowers since December 31, 1995.

         (f) The Agent shall have received a certificate of the Borrowers signed by an officer in charge of environmental affairs and safety as to compliance by the Borrowers with all material environmental, safety and public health laws and regulations applicable to the Borrowers, without limitation of the foregoing, all other material laws and regulations affecting or relating to the Rigs, the non-compliance with which would have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrowers.

         (g) The Borrowers shall have provided evidence of insurance maintained by the Borrowers and approved by the Agent on the Rigs as required by Article 5 of the Security Agreement.

         (h) The Security Agreement shall have been duly executed and delivered and shall create a first priority lien on the Rigs.

         (i) Financing statements or other documents necessary to perfect the Agent's security interests under the Security Agreement in the jurisdictions of incorporation of the Borrowers and any other relevant jurisdiction shall have been filed and/or due provision for such filings shall have been made.

         (j) The Agent shall have received a report appraising the Fair Market Value of the Rigs prepared by M.E.L. Valuations, Inc. in form and substance satisfactory to the Lenders.

         (k) None of the Rigs shall have been the subject of a Total Loss and none of them shall have sustained any material damage to their condition since the date of the inspection and survey reports therefor delivered to the Agent pursuant to Section 2.01(j), or materially decreased in value from the value attributed thereto as set forth in the appraisal report therefor delivered to the Agent pursuant to Section 2.01(j).

         (l) The Agent shall have received evidence satisfactory to it of the termination of the 1995 Loan Agreement, the repayment of all amounts outstanding under the 1995 Loan Agreement and the release of all security interests created by such agreement.

         (m) The Agent shall have received such other documents and instruments it may reasonably request, in each case in form and substance reasonably satisfactory to it.

         Section 2.02 WAIVER OF CONDITIONS PRECEDENT. All of the conditions precedent contained in this Article II are for the sole benefit of the Lenders and the Lenders may waive any or all of them in their absolute discretion.

                                   ARTICLE III

                    Representations, Warranties and Covenants

         Section 3.01 REPRESENTATIONS OF THE BORROWERS. Each Borrower represents and warrants that:

         (a) It is a corporation, duly organized and validly existing in good standing under the laws of the state of its incorporation and has the requisite power and authority (i) to carry on its business as presently conducted, (ii) to enter into and perform its obligations under each Loan Document, (iii) to borrow moneys, and (iv) to grant a security interest on the Rigs and give the security provided in the Loan Documents.

         (b) The execution, delivery and performance by such Borrower of each Loan Document, and any other instrument or agreement provided for by this Agreement, have been duly authorized by all necessary corporate action, do not require stockholder approval other than such as has been duly obtained or given, do not or will not contravene any of the terms of its articles of incorporation or by-laws, and will not violate any provision of law or of any order of any court or governmental agency or constitute (with or without notice or lapse of time or both) a default under, or result (except as contemplated by this Agreement) in the creation of any security interest, lien, charge or encumbrance upon any of its properties or assets pursuant to, any agreement, indenture or other material instrument to which it is a party or by which it may be bound; this Agreement and each Loan Document to which it is a party has been duly executed and delivered by such Borrower and constitutes its legal, valid and binding agreement or instrument, enforceable in accordance with the respective terms thereof subject to laws affecting creditors' rights generally and applicable equitable principles.

         (c) There are no suits or proceedings pending or to its knowledge threatened against or affecting such Borrower could reasonably be expected to have a material adverse effect upon its financial condition, operations or business taken as a whole.

         (d) The principal place of business of the Borrowers and the place where all records relating to the transactions contemplated hereby, including records relating to the operations of the Rigs, are kept is 1500 City West Blvd., Suite 400, Houston, Texas 77042.

         (e) Other than such as have been obtained, no license, consent, approval of or filing or registration with any Governmental Agency or other regulatory authority is required for the execution, delivery and performance of this Agreement or any Loan Document or any instrument contemplated herein or therein.

         (f) Each Borrower is the holder of all certificates and authorizations of governmental authorities required by law to enable it to engage in the business transacted by it of which the failure to hold would have a Material Adverse Effect.

         (g) No part of the proceeds of the Loan will be used for any purpose that violates the provisions of any of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors. Such Borrower is not engaged in the business of extending credit to others for the purpose of purchasing or carrying margin stock within the meaning of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System. If requested by the Agent, such Borrower will furnish to the Agent in connection with the Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U. Such Borrower is not an "investment company" or a company "controlled" by an "investment company" (as each of such terms is defined or used in the Investment Company Act of 1940, as amended). No proceeds of the Loan will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

         (h) The Rigs are and will be on the Closing Date: (i) owned by the Borrower listed on Schedule 2 attached hereto, free and clear of all liens, charges and rights of others except as provided in the Security Agreement and liens being released on the Closing Date and (ii) in the condition indicated on the appraisal referred to in Section 2.01(j) above.

         (i) Such Borrower has filed or caused to be filed all tax returns required by any applicable jurisdiction which are required to be filed and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due and except as to such taxes being contested in good faith by appropriate proceedings for which adequate reserves are being maintained. The Borrowers have established reserves to the extent believed by it to be adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

         (j) Other than as disclosed to the Agent in writing, the Borrowers have no subsidiaries.

         (k) (i) Each Borrower has duly complied with, and the Rigs owned by it and its other properties and operations are in compliance with, the provisions of all applicable environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder of all Governmental Agencies which the failure to comply could reasonably be expected to cause a Material Adverse Effect unless such compliance would violate the laws or regulations of the jurisdiction in which the Rigs are operating.

                  (ii) As of the date of this Agreement, such Borrower has received no notice from any Governmental Agency, and has no knowledge, of any fact(s) which constitute a violation of any applicable environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder of all Governmental Agencies, which relate to the use or ownership of the Rigs or other properties owned or operated by such Borrower which violation could reasonably be expected to cause a Material Adverse Effect.

                  (iii) Such Borrower has been issued all required permits, licenses, certificates and approvals of all Governmental Agencies relating to (a) air emissions, (b) discharges to surface water or ground water, (c) noise emissions, (d) solid or liquid waste disposal,
         (e) the use, generation, storage, transportation, treatment, recycling or disposal of Hazardous Substances or (f) other environmental, health or safety matters which are material and necessary for the ownership or operation of the Rigs or other properties owned or operated by such Borrower of which the failure to obtain could reasonably be expected to cause a Material Adverse Effect and such permits, licenses, certificates and approvals are in full force and effect on the date of this Agreement.

                  (iv) To the best of such Borrower's knowledge, except in accordance with a valid governmental permit, license, certificate or approval, there has been no spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on the Rigs or other properties and operations owned or operated by such Borrower required to be reported to any Governmental Agency which could reasonably be expected to cause a Material Adverse Effect.

                  (v) Except as disclosed to the Agent in writing, there has been no material complaint, compliance order, notice of citation or other similar notice from any applicable environmental agency which concerns the operations of the Rigs or other properties owned or operated by such Borrower.

         (l) All representations and warranties made by the Borrowers herein or pursuant to any Loan Document or made in any certificate or written statement delivered pursuant hereto or thereto (i) do not contain any untrue statement of or omit to state a material fact necessary to make the statements contained herein or therein not misleading and (ii) shall survive the making of the Loan hereunder and the execution and delivery to the Lenders of the Notes and any other Loan Document.

         (m) None of the Rigs located in Texas (other than Rig 278), New Mexico or Louisiana have, or are required to have, certificates of title.

         Section 3.02 COVENANTS OF THE BORROWERS. After the date of execution of this Agreement and until payment in full of the Notes and performance by the Borrowers of their obligations under this Agreement and the other Loan Documents, each Borrower agrees that it will:

         (a) promptly inform the Agent of any event which constitutes or will constitute, by giving of notice or lapse of time, or both, an Event of Default or adversely affect its ability to fully perform its obligations under this Agreement and the Loan Documents;

         (b) pay and discharge, or cause to be paid and discharged, any taxes, assessments and governmental charges or levies that may be imposed upon such Borrower or upon its income or profits or upon any of its properties prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, might become a lien or charge upon its properties; PROVIDED, HOWEVER, that this provision shall not be deemed to require payment of any taxes, assessments, governmental charges, levies or claims while such Borrower contests the validity thereof by appropriate proceedings in good faith and so long as it shall have set aside on its books adequate reserves with respect thereto;

         (c) preserve and maintain, or cause to be preserved or maintained, (i) its existence in good standing in the jurisdiction where it is incorporated and in all jurisdictions where it conducts business, and (ii) all its rights, privileges and franchises thereunder;

         (d) file or cause to be filed in such offices as shall be required or appropriate under any applicable Uniform Commercial Code of any State or any other statute of any other jurisdiction, and in such manner and form as the Agent may require or as may be reasonably necessary or appropriate under applicable law, any financing statement or statements or other instruments that may be reasonably necessary or desirable or that the Agent may request in order to create, perfect, preserve, continue, validate or satisfy the Agent's liens on and security interests and rights in collateral arising out of or related to this Agreement and any Loan Document;

         (e) promptly notify the Agent of any change in its name or its assumed name, location of its registered place of business or the office where its records are kept or any principal place of business, stated in Section 3.01(d) hereof;

         (f) promptly obtain and upon the reasonable request, deliver to the Agent all material authorizations, approvals, consents and licenses and renewals thereof required under any applicable law or regulation with respect to this Agreement, the Loan Documents, and the Rigs and it shall comply with the terms of the same;

         (g) promptly notify the Agent of any suit or proceedings brought against such Borrower or, to the knowledge of such Borrower, threatened against or affecting it which, if adversely determined, would have a material adverse effect upon the financial condition, operations or business of such Borrower taken as a whole;

         (h) upon the request of a Lender, give such Lender or any representative of such Lender access during normal business hours to, and permit such Lender or such representative to inspect, all properties belonging to such Borrower and permit such representative to examine, copy and make extracts from such books, records and documents in the possession of such Borrower, relating to the affairs of such Borrower, as such representative may reasonably request;

         (i) comply with and use its best efforts to cause its agents, contractors and subcontractors (while such persons are acting within the scope of their contractual relationship with such Borrower) to so comply with all material, applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies of which the failure to comply could reasonably be expected to cause a Material Adverse Effect; and with the terms and conditions of all applicable permits, licenses, certificates and approvals of all Governmental Agencies now or hereafter granted or obtained with respect to the Rigs or other properties owned or operated by such Borrower unless such compliance would violate the laws or regulations of the jurisdictions in which the Rigs are operating of which the failure to comply could reasonably be expected to cause a Material Adverse Effect.

                  (i) Such Borrower will use its best efforts and safety practices to prevent the unauthorized release, discharge, disposal, escape or spill of Hazardous Substances on or about the Rigs or other properties owned or operated by such Borrower.

                  (ii) Such Borrower shall notify the Agent, in writing, within five (5) Business Days after any of the following events occurring after the date of this Agreement:

                           (A) Any written notification made by such Borrower to
                  any federal, state or local environmental agency required under any federal, state or local environmental statute, regulation or ordinance relating to any material spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on, the Rigs or other properties and operations owned or operated by such Borrower which could reasonably be expected to cause a Material Adverse Effect;

                           (B) Knowledge by a Responsible Officer of such
                  Borrower of receipt of service by such Borrower of any complaint, compliance order, compliance schedule, notice letter, notice of violation, citation or other similar notice or any judicial demand by any court, federal, state or local environmental agency, alleging (i) any material spill, unauthorized discharge or release of any Hazardous Substance to the environment from, or as a result of the operations on, the Rigs or other properties owned or operated by such Borrower which could reasonably be expected to cause a Material Adverse Effect; or (ii) violations of applicable laws, regulations or permits regarding the generation, storage, handling, treatment, transportation, recycling, release or disposal of Hazardous Substances on or as a result of operations on the Rigs or other properties and operations owned or operated by such Borrower which could reasonably be expected to cause a Material Adverse Effect;

                           (C) It is understood by the parties hereto that the
                  aforementioned notices are solely for the Agent's and the Lenders' information, may not otherwise be required by any federal, state or local environmental laws, regulations or ordinances, and are to be considered confidential information by the Agent and the Lenders.

                           (D) The term "environmental agency" as used herein
                  shall include, but not be limited to, the United States Environmental Protection Agency, the Texas Railroad Commission, the United States Minerals Management Service, the United States Department of Transportation (in its administration of the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, ET SEQ.) and other analogous or similar Governmental Agencies regulating or administering statutes, regulations or ordinances relating to or imposing liability or standards of conduct concerning the generation, storage, use, production, transportation, handling, treatment, recycling, release or disposal of any Hazardous Substance.

                  (iii) Each Borrower hereby agrees to indemnify and hold the Agent and the Lenders harmless from and against any and all claims, losses, liability, damages and injuries of any kind whatsoever asserted against the Agent or the Lenders with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from any Rig or other properties owned or operated by the Borrowers of any Hazardous Substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies, regardless of whether or not caused by or within the control of the Borrowers subject to the following:

                           (A) It is the parties' understanding that the Agent
                  and the Lenders do not now, have never and do not intend in the future to exercise any operational control or maintenance over the Rigs or any other properties and operations owned or operated by the Borrowers, nor have they in the past, presently, or intend in the future to, maintain an ownership interest in the Rigs or any other properties owned or operated by the Borrowers except as may arise upon enforcement of the Agent's rights under the Security Agreement.

                           (B) Should, however, the Agent or the Lenders
                  hereafter exercise any ownership interest in or operational control over the Rigs or any other properties owned or operated by the Borrowers, e.g., including but not limited to, through foreclosure, then the above stated indemnity and hold harmless shall be limited with respect to any actions or failures to act by the Agent and the Lenders subsequent to exercising such interest or operational control, to the extent such action or inaction by the Agent or the Lenders is found by a court or

                  Governmental Agency with competent jurisdiction to have caused or made worse any condition for which liability is asserted, including but not limited to, the presence, escape, seepage, spillage, leaking, discharge or migration on or from the Rigs or other properties owned or operated by the Borrowers of any Hazardous Substance.

                           (C) The indemnity and hold harmless contained in this
                  Section 3.02(i) shall not extend to the Agent or either Lender in its capacity as an equity investor in any Borrower or as an owner of any property or interest as to which any Borrower is also owner but only to its capacity as a lender, a holder of security interests, or a beneficiary of security interests.

         (j) not, without the prior written consent of the Agent, (i) subject to
Section 1.09 above, sell, transfer, lend, lease or otherwise dispose of any Rigs, the whole or, in the opinion of the Agent, any substantial part of its business, property or other assets, whether by a single transaction or by a series of transactions, (related or not), or (ii) commit a Rig to a contract for a period longer than twelve months (including any committed extensions or renewals) with an entity not an affiliate of the Borrowers if the effect of such contract is to transfer control and operation of such Rig to an entity not affiliated with the Borrowers.

         (k) not, other than pursuant to or permitted by the Loan Documents create, assume or permit to exist any encumbrance upon the Rigs, or any of its property or assets described in the Security Agreement (whether now owned or hereafter acquired);

         (l) not, without the prior written consent of the Agent (which consent shall not be unreasonably withheld) liquidate or dissolve or consolidate or amalgamate with, or merge into, any other entity, except that the Borrowers may be involved in a merger in which the surviving entity is PPSI;

         (m) deliver to the Agent as soon as it is available but in any case within thirty (30) days of the end of each month, a report as to the utilization of the Rigs substantially in the form of Exhibit D attached hereto;

         (n) forthwith upon demand by the Agent and at the Borrowers' sole cost and expense, execute and provide all such assurances and do all acts and things as the Agent or any receiver in its absolute discretion may reasonably require for: (i) perfecting or protecting the security created (or intended to be created) by any of the Loan Documents, including, without limitation, granting in favor of the Agent a security interest covering the security created (or intended to be created) by any of the Loan Documents with respect to any obligations of the Borrowers hereafter owing to the Lenders under this Agreement or the Notes; or (ii) preserving or protecting any of the rights of the Agent or the Lenders under any of the Loan Documents; or (iii) facilitating the appropriation or realization of any of the collateral assigned or granted to the Agent under any of the Loan Documents and enforcing the security constituted by any of the Loan Documents on or at any time after the same shall have become enforceable; or (iv) the exercise of any power, authority or discretion vested in the Agent or the Lenders under any of the Loan Documents;

         (o) deliver to the Agent such financial or other information relating to the Borrowers, any of the transactions contemplated by this Agreement or any of the Loan Documents, as may be reasonably requested by the Agent;

         (p) upon the request of the Agent, give the Agent or any representative of the Lender at any reasonable time, access to the Rigs and permit the Agent or such representative to inspect the Rigs and any part thereof, as the Agent or such representative may reasonably request;

         (q) deliver, or shall cause to be delivered, to the Lenders at least two copies and as many additional copies as the Lenders may reasonably require from time to time of, (i) PPSI's audited annual consolidated financial statements (including the balance sheet and income statement of PPSI), in a form consistent with generally accepted United States accounting principles and practices consistently applied, as soon as is practicable after the same have been issued but in any case within one hundred twenty (120) days of the end of its fiscal year certified by a firm of nationally recognized certified public accountants or other auditors as may be acceptable to the Lenders that the consolidated financial statements present fairly, in all material respects, the financial position of PPSI as of the date thereof, (ii) its quarterly consolidated financial statements (including the balance sheet and income statement of PPSI) in a form consistent with generally accepted United States accounting principles and practices consistently applied, as soon as is practicable after the end of each financial quarter but in any case within ninety (90) days of the end of its financial quarter certified by the chief financial officer of PPSI that the consolidated financial statements present fairly, in all material respects, the financial position of PPSI as of the date thereof and, (iii) such financial or other information relating to it, any of the transactions contemplated by this Agreement or any of the other Loan Documents, as may reasonably be requested by the Agent or generally made available to its other creditors, its shareholders or to any Governmental Agency;

         (r) maintain a consolidated Cash Flow Coverage Ratio of at least
1.5:1.0;

         (s) maintain, on a consolidated basis, Tangible Net Worth of at least USD 185,000,000.00;

         (t) maintain, on a consolidated basis, a ratio of Total Liabilities to Tangible Net Worth not greater than 1.3:1.0;

         (u) maintain all permits and certificates which are material and necessary under all applicable environmental, safety and public health laws and regulations applicable to the Borrowers and the Rigs, and all other laws and regulations affecting or relating to the Rigs; and

         (v) deliver to the Agent, contemporaneously with the delivery to the Agent of the annual and quarterly financial statements specified in clause (r) above, its certificate (in form and substance reasonably satisfactory to the Agent), signed by PPSI's chief financial officer, (i) stating that such officer has reviewed the relevant terms of this Agreement, the other Loan Documents and all other agreements of the Borrowers which evidence indebtedness for borrowed money, lease or other financial obligations (the "Financial Obligation Agreements") and has made or caused to be made under his supervision, a review of the transactions and condition of the Borrowers during the relevant fiscal quarter or year, as the case may be, and that such review has not disclosed the existence during such period, nor does such officer have knowledge of the existence as at the date of such certificate, of any condition or event which constitutes an event of default under any of the Loan Documents or Financial Obligation Agreements, or which, after notice or lapse of time or both would constitute an event of default under any of the Loan Documents or Financial Obligation Agreements, or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in form and detail satisfactory to the Agent the calculations respecting compliance with the financial covenants of this Agreement and (iii) for purposes of the annual certificate only, attaching and certifying as true and correct a certificate evidencing the insurance in place with respect to the Rigs and their operation by the Borrowers.

                                   ARTICLE IV

                                Events of Default

         If any of the following events shall occur and be continuing, (each an "Event of Default"):

         A. the Borrowers shall fail to pay any principal of or interest on the Notes, which failure shall continue for five (5) Business Days after the date when due;

         B. any representation or warranty made by any Borrower herein or made in any certificate or financial statement furnished to the Agent or the Lenders hereunder or under any of the Loan Documents shall prove to have been incorrect in any material respect;

         C. the Borrowers shall (i) fail to perform or observe any covenant contained in Section 3.02(j), (k), (l), (r), (s), or (t) above or Section 6.09(c) below or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Article IV if such failure shall remain unremedied for 30 days after the earlier of written notice of such default shall have been given to the Borrowers by the Agent or a Responsible Officer's actual knowledge of such default;

         D. an event of default under any loan agreement, credit agreement, security agreement, guaranty agreement, lease agreement or other agreement now existing or hereafter entered into by the Borrower shall not have been remedied within any stated grace periods during such time as USD 3,000,000 or more is outstanding under such agreement; provided, however, that Limited Recourse Debt shall not be taken into account in determining such cross defaults;

         E. any license, consent or approval of any governmental body or other regulatory authority required for the making and performance of this Agreement or any instrument contemplated hereby or thereby shall have been revoked, withdrawn, materially modified or withheld or shall otherwise fail to remain in full force and effect;

         F. any of the following events shall occur:

                  (i) any Borrower commences a voluntary case under Title 11 of the United States Code as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or

                  (ii) an involuntary case is commenced against any Borrower under the Bankruptcy Code and relief is ordered against such Borrower or the petition is controverted but is not dismissed or stayed within sixty (60) days after the commencement of the case; or

                  (iii) a custodian (as defined in the Bankruptcy Code) or a similar official is appointed for, or takes charge of, all or substantially all of the property of any Borrower and such appointment is not terminated within sixty (60) days; or

                  (iv) any Borrower commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction relating to such Borrower (whether now or hereafter in effect), or there is commenced against any Borrower any such proceeding which remains undismissed or unstayed for a period of sixty (60) days or any Borrower is adjudicated insolvent or bankrupt; or any Borrower fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or

                  (v) any Borrower by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or in the appointment of any custodian of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days; or

                  (vi) any Borrower makes a general assignment for the benefit of creditors; or

                  (vii) any corporate action is taken by any Borrower for the purpose of effecting any of the foregoing; or

         G. an order, judgment or decree shall be entered, without the application, approval or consent of any Borrower by any court of competent jurisdiction, approving a petition seeking reorganization of such Borrower or seizure or attachment of all or a substantial part of such Borrower's assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

         H. judgments or orders for the payment of monies in excess of USD 750,000 in aggregate shall be rendered against any Borrower, and such judgments or orders shall continue unsatisfied, unstayed or unbonded for a period of thirty (30) days;

then the Agent may by written notice to the Borrowers (1) immediately terminate the commitment of the Lenders hereunder; (2) declare, on behalf of the Lenders, the principal of, and interest accrued to the date of such declaration on, the Notes together with all other amounts due hereunder or under any of the Loan Documents, to be forthwith due and payable, whereupon the same shall become forthwith due and payable (provided, however, no notice or declaration shall be required and such amounts shall be immediately due and payable upon the occurrence of an event described in Article IV(F) or (G) hereof) and (3) exercise any remedies to which it or the Lenders may be entitled by any Loan Document or by applicable law.

         Any repayment of the Loan which occurs as a result of acceleration following an Event of Default shall for all purposes be deemed a prepayment which is subject to the prepayment premiums as would be required if such prepayments were being made pursuant to Sections 1.06(b), 1.06(c) or 6.09(b)(ii), as applicable.

                                    ARTICLE V

                                Agent and Lenders

         Section 5.01 OBLIGATIONS SEVERAL. The obligations of the Lenders hereunder shall be several and the failure of one Lender to perform hereunder shall not relieve any other Lender from such other Lender's obligation to perform, nor shall such other Lender be required to increase its obligation hereunder.

         Section 5.02 APPOINTMENT AND DUTIES OF AGENT. (a) The parties hereto agree that The CIT Group/Equipment Financing, Inc. shall act, subject to the terms and conditions of this Article V as the Agent for the Lenders, and to the extent set forth herein each of the Lenders hereby irrevocably appoints, authorizes, empowers and directs the Agent to take such action on its behalf and to exercise such powers as are specifically delegated to the Agent herein or are reasonably incidental thereto in connection with the administration of and the enforcement of any rights or remedies with respect to this Agreement, the Notes and the other Loan Documents. It is expressly understood and agreed that the obligations of the Agent under the Loan Documents are only those expressly set forth in this Agreement. The Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether each such document, on its face, appears to be what it purports to be. However, the Agent shall not be under any duty to examine into and pass upon the validity or genuineness of any documents received by it hereunder and the Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be.

         (b) In its role as Agent, the Agent shall be responsible for giving and receiving all notices and demands under the Loan Documents and receiving and distributing all documents and information.

         (c) Except as specifically provided in Section 5.04 below, the Agent shall act pursuant to the instructions of the Lenders in all matters relating to this Agreement and the other Loan Documents.

         Section 5.03 DISCRETION AND LIABILITY OF AGENT. Subject to Sections
5.04 and 5.06 hereof, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it under any of the Loan Documents or otherwise, or with respect to taking or refraining from taking any action or actions which it may be able to take under any of the Loan Documents. Neither the Agent nor any of its directors, officers, employees, agents or representatives shall be liable for any action taken or omitted by them hereunder or in connection herewith, except for their own gross negligence or willful misconduct. The Agent shall incur no liability under, or in respect of this Agreement, by acting upon a notice, certificate, warranty or other paper or instrument reasonably believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.


         Section 5.04 EVENT OF DEFAULT.

         (a) The Agent shall be entitled to assume that no Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing, unless the Agent has actual knowledge of such facts or has received notice from a Lender in writing that such Lender considers that an Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing and which specifies the nature thereof.

         (b) In the event that the Agent shall acquire actual knowledge of any Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, the Agent shall promptly notify (either orally or in writing) the Lenders of such Event of Default or event and (i) in the case of default under Article IV.A. above may, or if instructed in writing by any Lender shall, take such action and assert such rights as are permitted under applicable law or under any of the Loan Documents and (ii) in the case of any other default under Article IV above may in an emergency, or if requested in writing by the Lenders shall, take such action and assert such rights as are permitted under applicable law or under any of the Loan Documents. The Agent shall be indemnified pro rata by the Lenders against any liability or expenses, including, but not limited to, travel expenses and internal and external counsel fees and expenses, incurred in connection with taking such action. The Agent may refrain from acting in accordance with any instructions from the Lenders until it shall have been indemnified to its satisfaction against any and all costs and expenses which it will or may expend or incur in complying with such instructions.

         Section 5.05 CONSULTATION. When acting in connection with this Agreement, the Agent may engage and pay for the advice and services of any lawyers, accountants, surveyors or other experts whose advice or services may appear necessary, expedient or desirable to it, and the Agent shall be entitled to fully rely upon any opinion or such advice so obtained.

         Section 5.06 COMMUNICATIONS TO AND FROM AGENT. When any notice, approval, consent, waiver or other communication or action is required or may be delivered by the Lenders hereunder, action by the Agent shall be effective for all purposes hereunder; provided, that upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, unless action by the Agent alone, or only upon instruction of all of the Lenders, is expressly permitted or required hereunder, action shall be taken by the Agent for and on behalf of or for the benefit of all the Lenders upon the direction of the Lenders. The Borrower may rely on any communication from the Agent hereunder and need not inquire into the propriety of or authorization for such communication. Upon receipt by the Agent from the Borrower or any Lender of any communication calling for an action on the part of the Lenders, it will, in turn, promptly inform the other Lenders in writing of the nature of such communication.

         Section 5.07 LIMITATIONS OF AGENCY. Notwithstanding anything in the Loan Documents, expressed or implied, it is agreed by the parties hereto, that the Agent will act under the Loan Documents as Agent solely for the Lenders and only to the extent specifically set forth herein, and will, under no circumstances, be considered to be an agent or fiduciary of any nature whatsoever in respect to any other person. The Agent may generally engage in any kind of financing business with the Borrowers or any of their affiliates as if it was not the Agent.

         Section 5.08 NO REPRESENTATIONS OR WARRANTY.

         (a) No Lender (including the Agent) makes to any other Lender any representation or any warranty, expressed or implied, or assumes any responsibility with respect to the Loan or the execution, construction or enforceability of the Loan Documents or any instrument or agreement executed by the Borrowers or any other person in connection therewith.

         (b) The Agent takes no responsibility for the accuracy or completeness of any information concerning the Borrowers distributed by the Agent in connection with the Loan nor for the truth of any representation or warranty given or made herein, nor for the validity, effectiveness, adequacy or enforceability of this Agreement or any of the other Loan Documents.

         Section 5.09 LENDER CREDIT DECISION. Each Lender acknowledges that it has independent of and without reliance upon any other Lender (including the Agent) or any information provided by any other Lender (including the Agent) and based on the financial statements of the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independent of and without reliance upon any other Lender (including the Agent) and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under this Agreement and any other documents relating thereto.

         Section 5.10 INDEMNITY. Notwithstanding any of the provisions hereof, to the extent the Agent has not been so indemnified by the Borrowers, the Lenders shall severally indemnify the Agent against any and all losses, costs, liabilities, damages or expenses, including but not limited to, reasonable travel expenses and internal and external counsel's reasonable fees and expenses, arising from, or in connection with, its performance as Agent hereunder and not caused by the Agent's gross negligence or willful misconduct.

         Section 5.11 RESIGNATION. The Agent may resign as such at any time upon at least thirty (30) days' prior written notice to the Borrowers and the Lenders, provided that such resignation shall not take effect until a successor agent has been appointed. Upon such resignation, the Lenders shall appoint a successor agent and such successor agent shall be acceptable to the Borrowers, such consent not to be unreasonably withheld.

         Section 5.12 DISTRIBUTION. The Agent shall be responsible for promptly distributing each Lender's pro rata share of any amounts received by it under this Agreement or any of the other Loan Documents. Each Lender shall be responsible for designating by written notice to the Agent the account to which such distribution shall be deposited.


                                   ARTICLE VI

                                  Miscellaneous

         Section 6.01 NOTICES. All notices, requests and demands shall be in writing (including telecopier transmission) given to or made upon the respective parties hereto as follows:

         In the case of the Borrowers, at:

                  Pride Petroleum Services, Inc.
                  1500 City West Blvd., Suite 400
                  Houston, Texas 77042
                  Attention: Chief Financial Officer
                  Telecopier: (713) 789-1430


         In the case of the Agent, at:

                  The CIT Group/Equipment Financing, Inc.

                  1211 Avenue of the Americas, 21st Floor
                  New York, New York 10036
                  Attention: Senior Vice President - Credit
                  Telecopier: (212) 536-1358


         with a copy to:

                  The CIT Group/Equipment Financing, Inc.
                  300 South Grand Avenue, 3rd Floor
                  Los Angeles, California 90071
                  Attention: Vice President - Legal
                  Telecopier: (213) 628-7083


         In the case of the Lenders, at:

                  The CIT Group/Equipment Financing, Inc.
                  1211 Avenue of the Americas, 21st Floor
                  New York, New York 10036

                  Attention:        (a)     Senior Vice President - Credit
                                            Telecopier: (212) 536-1385

                                    (b)     Legal Department
                                            Telecopier: (212) 536-1388

         with a copy to:

                  The CIT Group/Equipment Financing, Inc.
                  300 South Grand Avenue, 3rd Floor
                  Los Angeles, CA 90071

                  Attention:        Vice President - Legal
                                    Telecopier: (213) 628-7083

                  The Frost National Bank
                  P.O. Box 1315
                  Houston, Texas 77251-1315
                  Attention:        Scott Baxter
                  Telecopier: (713) 652-7607

         with a copy to:

                  The Frost National Bank
                  P.O. Box 1600
                  San Antonio, Texas 78296
                  Attention:        Cynthia C. Zunker
                                    Loan Documentation Department, RB-2
                  Telecopier: (210) 220-4258

or in such other manner as any party hereto shall designate by written notice to the other parties hereto. All such notices shall be effective upon delivery or three (3) days after being deposited in the United States mail with postage prepaid certified, return receipt requested in a correctly addressed wrapper, or upon receipt if delivered to Federal Express or similar courier company or transmitted by telefax during normal business hours, except that all notices, requests and demands to the Agent shall not be effective until received by the Agent. All notices, demands, requests, communications and other documents delivered hereunder or under the Loan Documents, unless submitted in the English language, shall be accompanied by certified English translation thereof.

         Section 6.02 AGENT FOR BORROWERS.

         (a) The Borrowers agree that PPSI shall be the true and lawful agent and attorney-in-fact of the Borrowers hereunder in connection with all of the rights, powers and duties of the Borrowers hereunder, including, without limitation, the giving or withholding and the receipt of consents and notices.

         (b) The Agent and the Lenders shall be entitled to and agree to treat any notice given or action taken by PPSI, acting in its capacity as agent, as a notice from or an action by the Borrowers.

         Section 6.03 NO WAIVER. No failure on the part of the Agent or the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Agent or the Lenders of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         Section 6.04 APPLICABLE LAW AND JURISDICTION. (a) This Agreement and the Loan Documents provided for herein (including, but not limited to, the validity and enforceability hereof and thereof) shall be governed by, and construed in accordance with, the laws of the State of Texas, other than conflict of laws rules thereof. Any legal action or proceeding against the Borrowers with respect to this Agreement or any Loan Document may be brought in the courts of the State of Texas, the U.S. Federal Courts in such state, sitting in Harris County, or in the courts of any other jurisdiction where such action or proceeding may be properly brought, and the Borrowers hereby irrevocably accept the jurisdiction of such courts for the purpose of any action or proceeding. The Borrowers irrevocably consent to the service of process out of said courts by the mailing thereof by the Agent by U.S. registered or certified mail postage prepaid to the party to be served at their address designated in
Section 6.01. The Borrowers agree that
a final judgment in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 6.04 shall affect the right of the Agent or the Lenders to serve legal process in any other manner permitted by law or affect the right of the Agent or the Lenders to bring any action or proceeding against the Borrowers or their respective properties in the courts of any other jurisdiction. To the extent that the Borrowers have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to either themselves or their property, the Borrowers hereby irrevocably waive such immunity in respect of their obligations under this Agreement and the other Loan Documents. The Borrowers hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document brought in the District Court of the State of Texas, Harris County or the U.S. District Court for the Southern District of Texas, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         (b) THE AGENT, THE LENDERS AND THE BORROWERS IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         Section 6.05 SEVERABILITY. In the event that any provision of this Agreement is held to be void or unenforceable in any jurisdiction, all other provisions shall remain unaffected and be enforceable in accordance with their terms in such jurisdiction, and all provisions of this Agreement shall remain unaffected and shall be enforceable in accordance with their terms in all other jurisdictions.

         Section 6.06 AMENDMENT. Neither this Agreement nor any provision hereof, including without limitation this Section 6.06, may be amended, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is, sought. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Lenders and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Agent.

         Section 6.07 ASSIGNMENT AND PARTICIPATION. The Lenders shall have the right, provided they comply with all applicable state and federal securities laws, to assign or grant participations in all or any portion of the Loan outstanding under this Agreement or the Notes to any affiliate of the Lenders or to any foreign, federal or state banking institution, savings and loan institution or finance company upon thirty (30) days written notice to the Borrowers of such assignment or participation.

         Section 6.08 COSTS, EXPENSES AND TAXES. The Borrowers agree to pay on demand all reasonable fees, costs and expenses in connection (i) with the preparation, execution, delivery, administration, amendment and enforcement of this Agreement, the Notes, the other Loan Documents and any other documents to be delivered hereunder and thereunder (including, without limitation, the appraisal and inspection reports required hereunder) and any amendment, modification or supplement hereto or thereto, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent and the Lenders, and any special counsel associated with them and the filing of any document or instrument in connection with any of the foregoing, (ii) with respect to reasonable fees and out of pocket expenses of counsel for advising the Agent and the Lenders as to their rights and responsibilities under this Agreement and the transactions contemplated thereby after an Event of Default or an event which, with the giving of notice or lapse of time, or both, shall have occurred, and (iii) with any filing or recording of any document or instrument. In addition, the Borrowers shall pay any and all stamp and other taxes (including, without limitation penalties and interest assessed thereon) other than Excluded Taxes payable or determined to be payable in connection with the execution, delivery or performance of this Agreement and the Loan Documents and any other documents to be delivered hereunder and thereunder and agrees to save the Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         Section 6.09 MINIMUM VALUE, EVALUATION AND ADDITIONAL SECURITY.

                  (a) MINIMUM VALUE. The outstanding amount of the Loan at any time shall not be more than 70% of the Collateral Value of the Rigs as determined pursuant to Section 6.09(b) below.

                  (b) EVALUATION. If the Agent shall have received in any calendar year notice from the Debtors that USD 1,500,000.00 or more of the Rigs have been relocated outside of the United States or removed from service by the Borrowers as permitted by Section 1.09 of this Agreement, the Agent shall, at any Lender's request, no more than once every eighteen (18) months, obtain at the Borrowers' expense an evaluation of the Collateral Value of the remaining Rigs by the appraiser referred to in Section 1.06 (a)(iii) above. In the event that any such evaluation establishes that the Collateral Value of the remaining Rigs is less than the amount required by Section 6.09(a) above at the time of the evaluation, the Borrowers shall within twenty
         (20) days of the request of the Agent (but at the Borrowers' option) either:

                           (i) provide additional security acceptable to the
                  Lenders to insure that the Collateral Value of the Rigs as determined pursuant to this Section 6.09(b) and such additional security is equal to at least the amount required by Section 6.09(a) above; or

                           (ii) reduce the amount of the Loan outstanding in the
                  manner provided for in Section 1.06(b) or 1.06(c), whichever is then applicable, hereof in an amount as is necessary to insure that the Collateral Value of the Rigs as determined pursuant to this Section 6.09(b) is at least the amount required by Section 6.09(a) above after such reductions have been made; provided, however, that if any such prepayment made during the time when the Fixed Rate is in effect and prepayment is not otherwise permitted such prepayment shall be subject to a prepayment premium of six percent (6%) if such prepayment occurs in the first year of the Loan and declining one percent (1%) per year thereafter until the beginning of the fourth year of the Loan at which time the prepayment premium set forth in Section 1.06(c) shall be in effect; or

                           (iii) a combination of (i) and (ii) above which shall
                  result in the Collateral Value of the Rigs as determined pursuant to this Section 6.09(b) being at least the amount required by Section 6.09(a) above.

                  (c) FAILURE TO MAINTAIN MINIMUM VALUE. The failure of the Borrowers to take action under Section 6.09(b)(i),(ii) or (iii) above after having been requested to do so by the Agent, which failure shall result in the Collateral Value of the Rigs as determined pursuant to
         Section 6.09(b) above remaining below the amount required by Section 6.09(a) above for twenty (20) or more days after the date of the Agent's request shall constitute an Event of Default under Article IV.C. of this Agreement and shall give the Agent the right to immediately exercise any or all of its rights under such Article IV.

         Section 6.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

         Section 6.11 SECTION HEADINGS. The headings of the various Sections and subsections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 6.12 ENTIRE AGREEMENT. THIS WRITTEN LOAN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    PRIDE PETROLEUM SERVICES, INC.

                                    By: /s/ JAMES BYERLOTZER
                                    Name:   James Byerlotzer
                                    Title:  Vice President

                                    PRIDE PETROLEUM SERVICES OF LOUISIANA, INC.

                                    By: /s/ JAMES BYERLOTZER
                                    Name:   James Byerlotzer
                                    Title:  President

                                    PRIDE PETROLEUM SERVICES OF CALIFORNIA, INC.
                                    By: /s/ JAMES BYERLOTZER
                                    Name:   James Byerlotzer
                                    Title:  President


                                    THE CIT GROUP/EQUIPMENT FINANCING, INC.,
                                    As Agent

                                    By: /s/ JOSEPH M. PITCH
                                    Name:   Joseph M. Pitch
                                    Title:  Vice President

                                    THE CIT GROUP/EQUIPMENT FINANCING, INC.

                                    By: /s/ JOSEPH M. PITCH
                                    Name:   Joseph M. Pitch
                                    Title:  Vice President



                                    THE FROST NATIONAL BANK

                                    By: /s/ SCOTT W. BAXTER
                                    Name:   Scott W. Baxter
                                    Title:  Senior Vice President